Exhibit 10.01

January 12, 2004

Dear Tom,

On behalf of Symantec Corporation, I am to offer you employment as Senior Vice President, Worldwide Sales, Grade 20. In this position you will report directly to me, and be located in our Cupertino, California Offices.

Your starting annual base salary will be $325,000.00 and you will be eligible for an annual focal (performance) review, beginning in 2004, provided that your base salary shall not be reduced during your employment. Under our Executive Bonus Plan, your annual bonus at target will be 60% of your annual base salary, which will make your annual on target compensation $520,000.00. Symantec will pay you a one-time hire-on bonus in the amount of $285,000.00 (less withholding allowances) payable within thirty (30) days of you beginning employment with us. If you voluntarily terminate employment with Symantec prior to completing one year of service, you will be required to reimburse Symantec a prorated share of the total hire-on bonus.

In addition, you will be paid the amount of $962,370.00, payable in three equal, semi-annual payments beginning in July 2004, subject to your being employed at the time of payout, and subject to Symantec’s meeting its planned revenue objectives. For every percentage point by which Symantec should fail to meet its planned revenue objectives for the applicable period of time, the corresponding semi-annual payment to you shall be reduced by the same number of percentage points (“Reduction”). However, in the event that your current employer deems Symantec to be a ‘competitor’ and does not permit you to exercise your current vested options, you will instead be paid the amount of $1,818,370.00, payable in six equal, semi-annual payments beginning in July 2004, subject to the same restrictions as stated above, except that the Reduction shall only be applied to the first $962,370.00 paid and not to the balance due you. Please see the attached “Total Direct Compensation for Executives” for additional information regarding additional perquisites available at this level. Any amount owed to you pursuant to this paragraph shall be paid in full immediately 1) in the event of your death (in which case payment shall be made to your surviving family members) or your becoming permanently disabled and unable to work, or 2) in the event that your employment is terminated at any time without cause by Symantec or 3) in the event that Symantec is acquired by another entity and the acquiring party terminates your employment without cause. For this purpose, “cause” shall mean (i) an intentional act which causes loss, property damage or personal injury to the property or reputation of Symantec or its subsidiaries; (ii) any crime or act of fraud or dishonesty against Symantec or its subsidiaries; (iii) the commission of a felony; (iv) habitual neglect of duties which is not cured within ten (10) days after notice thereof by your supervisor, the CEO or Board of Directors of Symantec to you, (v) the disregard or violation of the written policies of or breach of your fiduciary duties to Symantec or its subsidiaries which causes loss, damage or injury to the property or reputation of Symantec or its subsidiaries which is not cured within ten (10) days after notice of such neglect by your supervisor, the CEO or Board of Directors of Symantec to you; (vi) or any material breach of your ongoing obligation not to disclose confidential information, and not to assign intellectual property developed during employment.

Symantec will provide you with relocation assistance to the area. You agree to relocate to California as soon as you deem practicable, and at the latest within two years from the date of you commence employment.

This offer is contingent upon successful completion of your background checks and approval by Symantec’s Compensation Committee. This offer and agreement supersedes and replaces any prior verbal or written agreements between you and Symantec relating to the subject matter hereof, including, but not limited to, any and all prior employment offer letters or agreements.

Additionally, during your employment you will be eligible to participate in all employee benefits plans and perquisites applicable to your position, including Symantec’s Stock Purchase Plan, 423, matching 401(k) savings and investment plan, health insurance, and all other benefits and perquisites offered to senior officers at your grade level.

We will recommend to the Board of Directors that you be granted an option to purchase 150,000 shares of Symantec’s common stock under our 1996 Stock Option Plan. The price of the stock will be the closing price of the reported in The Wall Street Journal. The option grant date will be your first day of employment. The option will vest over a four-year period starting from your first day of employment, at the rate of 25% of the option at the end of your first year of employment, and on a monthly basis thereafter. You will also be eligible for future stock option grants based on performance, should Symantec make such future grants from time to time.

Attached is an Employment Agreement that must be signed and returned with your signed offer letter. This Agreement must be signed before you start work as Symantec. It requires that you hold in confidence any proprietary information received as an employee of Symantec and to assign to us any inventions that you make while employed by Symantec. It also requires that you comply with Symantec’s Business Conduct Guidelines. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and that the Agreement that you will be asked to sign contains a representation by you that you have not brought nor will you use any such material at Symantec.

This letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship. This means that the employment relationship may be terminated by either party for any reason at any time. Any statements or representation to the contrary (and, indeed any statements contradicting any provisions of this letter) should be regarded by you as ineffective. Participation in any of Symantec’s stock option or benefit programs is not to be regarded as assurance of continued employment for any particular period of time.

Please note that to comply with regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we require that you present documentation demonstrating that you have the authorization to work in the United States on your first working day. If you have any questions about this requirement, which applies to U.S. citizens and non -U.S. citizens alike, please contact your Human Resources Representative.

The offer described in this letter will be valid for three (3) working days from the date of this letter unless we notify you otherwise. Please confirm your acceptance of this offer by signing this letter in the space indicated and faxing the signed letter to (408) 517- 8121, Attn: Hillary Weingast for Rebecca Ranninger, followed by mailing the signed original letter to Symantec Human Resources, Attn: Rebecca Ranninger, 20330 Stevens Creek Blvd., Cupertino, CA 95014 prior to your first working day.

We believe that Symantec will continue to be a leading force in the internet security industry and hope that you will accept this offer and join us in building the future.

Sincerely,

John Schwarz
President and Chief Operating Officer

I accept the offer of employment stated in this letter, and expect to commence employment on Janaury 14, 2004.

/s/ Thomas W. Kendra	Jan. 14, 2004
Signature	Date